EXHIBIT 99.1
                                                                    ------------



                                  NEWS RELEASE


                                             CONTACT:    Lester A. Aaron
                                                         Chief Financial Officer
                                                         (818) 591-9800


                   UNICO AMERICAN CORPORATION REPORTS RESULTS

             FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

Woodland Hills, California, March 26, 2007 - Unico American Corporation (NASDAQ
- "UNAM") announced today that for its quarter ended December 31, 2006, revenues were $13,317,228 and the net income was $5,735,825 ($1.01 diluted income per share) compared with revenues of $14,834,650 and net income of $1,855,053 ($0.33 diluted income per share) for the quarter ended December 31, 2005. Revenues for the twelve months ended December 31, 2006, were $54,717,381 and the net income was $11,794,241 ($2.09 diluted income per share) compared with revenues of $61,182,522 and a net income of $6,715,004 ($1.20 diluted income per share) for the twelve months ended December 31, 2005.

Stockholders' equity was $60,871,022 at December 31, 2006, or $10.89 per common share including unrealized after-tax investment losses of $216,074 compared to stockholders' equity of $48,394,373 or $8.80 per common share including unrealized after-tax investment losses of $382,224 at December 31, 2005.

As previously reported, due to favorable loss experience, the company reduced its provision for losses and related loss adjustment expenses for prior accident years by $7,699,017 and $12,170,683 for the three and twelve months ended December 31, 2006, respectively, as compared to a reduction of $1,439,190 and $3,824,464 for the three and twelve months ended December 31, 2005, respectively.

Unico American Corporation is an insurance holding company that provides property, casualty, health and life insurance, and related premium financing through its wholly owned subsidiaries.

                                 (Table Follows)

                   UNICO AMERICAN CORPORATION AND SUBSIDIARIES
                     SUMMARY OF CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)
                       ($ in thousands, except per share)


                                                    Three Months Ended Ended         Twelve Months Ended Ended
                                                           December 31                      December 31
                                                           -----------                      -----------
                                                      2006          2005                2006          2005
                                                      ----          ----                ----          ----
Revenues
--------
Insurance Company Revenues
   Premium earned                                    $13,547       $15,457             $56,692       $64,713
   Premium ceded                                       3,310         3,334              13,758        14,235
                                                      ------        ------              ------        ------
      Net premium earned                              10,237        12,123              42,934        50,478
   Investment income                                   1,627         1,111               5,903         4,249
   Realized investment gains                               3             -                   3             -
   Other income                                           33            31                 103           107
                                                      ------        ------              ------        ------
      Total Insurance Company Revenues                11,900        13,265              48,943        54,834

Other Revenues from Insurance Operations
   Gross commissions and fees                          1,221         1,366               4,987         5,508
   Investment income                                      30            25                 101            69
   Finance charges and fees earned                       165           178                 678           758
   Other income                                            1             1                   8            14
                                                      ------        ------              ------        ------
      Total Revenues                                  13,317        14,835              54,717        61,183
                                                      ------        ------              ------        ------

Expenses
--------
Losses and loss adjustment expenses                     (463)        7,058              17,827        31,514
Policy acquisition costs                               2,232         2,566               9,251        10,513
Salaries and employee benefits                         1,744         1,272               5,861         5,141
Commissions to agents/brokers                            164           157                 611           675
Other operating expenses                                 818           901               3,013         2,874
                                                       -----        ------              ------        ------
   Total Expenses                                      4,495        11,954              36,563        50,717
                                                       -----        ------              ------        ------

   Income Before Taxes                                 8,822         2,881              18,154        10,466
Income Tax Expense                                     3,086         1,026               6,360         3,751
                                                       -----         -----              ------         -----
   Net Income                                         $5,736        $1,855             $11,794        $6,715
                                                       =====         =====              ======         =====


PER SHARE DATA
--------------
Basic
  Earning Per Share                                    $1.03         $0.34               $2.12         $1.22
  Weighted Average Shares (000)                        5,592         5,496               5,568         5,496
Diluted
  Earning Per Share                                    $1.01         $0.33               $2.09         $1.20
  Weighted Average Shares (000)                        5,667         5,610               5,653         5,612


INSURANCE COMPANY STATUTORY OPERATING RATIOS
--------------------------------------------
Losses and Loss Adjustment Expenses                    (4.8)%        57.9%               41.2%         62.2%
Underwriting Expenses                                  30.0%         30.7%               29.9%         29.8%
                                                       ----          ----                ----          ----
  Combined Ratio                                       25.2%         88.6%               71.1%         92.0%
                                                       ====          ====                ====          ====